AMENDED AND RESTATED EMPLOYMENT AGREEMENT

Granger Cobb

January 1, 2012

This Amended and Restated Employment Agreement ("Agreement"), effective as of January 1, 2012 (the "Effective Date"), sets forth the terms and conditions under which Emeritus Corporation, a Washington corporation ("Emeritus"), and its subsidiaries (the "Subsidiaries"), as designated from time to time by the Board of Directors of Emeritus (the "Board"), agree to employ Granger Cobb ("Employee") to provide the services specified hereunder.  Emeritus and the Subsidiaries are sometimes collectively referred to herein as the "Company."  Each of Employee and Emeritus is sometimes referred to herein as a "Party" and collectively referred to herein as the "Parties."

RECITALS

WHEREAS, the Company and Employee previously entered into an employment agreement, effective as of September 1, 2007 (the "Prior Employment Agreement"), setting forth the terms and conditions of Employee's employment in his role as President and Co-Chief Executive Officer of the Company.

WHEREAS, the Parties now desire to amend and restate the Prior Employment Agreement to set forth the terms and conditions of Employee's employment as President and Chief Executive Officer of the Company, such Agreement to be effective as of the Effective Date set forth above.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, the Parties agree as follows:

AGREEMENT

1.Service Period

Employee agrees to perform the duties of the Company's President and Chief Executive Officer, for the period beginning on the Effective Date and ending on December 31, 2014 or such earlier termination date pursuant to Section 7 below (the "Initial Service Period"); provided, however, that the Initial Service Period shall be extended for successive 12-month terms (subject to the provisions of Section 7 below) so long as neither Employee nor the Company gives written notice of non-renewal to the other Party not less than 90 days prior to the then-current expiration date of the Service Period (each such 12-month term, an "Extension Period," and together with any and all other Extension Periods, the "Extended Service Period").  The Initial Service Period and the Extended Service Period, if any, are collectively referred to herein as the "Service Period."  If such notice of non-renewal is given, this Agreement shall expire at the end of the Initial Service Period or then-current Extension Period, as the case may be.  Notwithstanding the foregoing, if a Change of Control (as defined below) occurs during a Service Period, the current Service Period shall automatically be extended until 12 months following consummation of the Change of Control to the extent it would otherwise expire prior

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to expiration of such 12-month period.  The last day of the Service Period, including any earlier date of termination pursuant to Section 7, is referred to as the "Termination Date."

Notwithstanding the foregoing, but subject to the provisions of Section 7 and Section 9, the Company and Employee acknowledge that Employee's employment is and shall continue to be terminable at will (whether during or following the end of the Service Period), with either Party able to terminate the employment relationship for any or no reason not otherwise specifically prohibited by law either during the Service Period or following expiration of the Service Period.

2.Services

During the Service Period, Employee shall render services to the Company consistent with the positions of President and Chief Executive Officer of the Company and Employee shall devote substantially his whole business time and attention to performing Employee's obligations hereunder with regard to the business of the Company.  Notwithstanding the foregoing, the Company hereby acknowledges and agrees that Employee will be permitted to engage in Board and charitable activities and manage his personal investments and real estate transactions during the Service Period to the extent that they do not materially interfere with Employee rendering services to the Company as described hereunder.

3.Basic Service Compensation

During the Service Period, the Company shall, in consideration for Employee's services hereunder, pay Employee an annual base salary of $750,000, payable periodically in accordance with the Company's normal payroll practices.  The base salary shall be reviewed by the Board (or the Compensation Committee thereof, as applicable) at least annually while Employee is employed hereunder and shall be set at a level competitive with base salaries of other chief executive officers at companies in the same or similar industries as the Company.  In addition, the Company shall provide the following:

(a)           Company-paid term life insurance on the Employee's life in the amount of $5 million for the benefit of Employee's designated beneficiaries.

(b)           Company-paid long-term disability insurance providing disability pay at an annual rate equal to 75% of the Employee's annual rate of base salary as in effect from time to time under this Agreement.

(c)           Paid vacation (based on the Employee's annual rate of base salary in effect at the time of payment) consistent with the Company's policy for other senior management employees.

In addition, Employee shall be eligible to participate in any other Company programs and/or benefits offered to employees of the Company generally and any other Company programs and/or benefits offered to senior management (including without limitation the executive non-qualified deferred compensation plan and health insurance coverage for Employee and his dependents), in either case, in accordance with, and subject to, the terms thereof; provided, however, that the Company may unilaterally amend this paragraph to the extent it reasonably deems necessary to avoid the imposition of excise taxes, penalties or similar charges

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on the Company, including, without limitation, under Section 4980D of the Internal Revenue Code of 1986, as amended (the "Code").

4.Annual Cash Bonus

Provided Employee has rendered services to the Company through December 31 of a calendar year, Employee shall be eligible to receive an annual performance bonus ("Annual Bonus"), based on achievement of annual performance goals established under the cash incentive plan or program applicable to Employee and other senior management employees of the Company.  The target amount of the Annual Bonus for employment during 2012 shall be equal to 130% of Employee's base salary in effect for such year.  Each Annual Bonus under this Section 4 shall be paid as soon as administratively practicable during the calendar year following the calendar year to which the Annual Bonus relates (and, in any event, no later than December 31 of such subsequent calendar year), with the first Annual Bonus payable hereunder in 2013.  Employee's Annual Bonus target opportunity shall be reviewed by the Board (or the Compensation Committee thereof, as applicable) at least annually while Employee is employed hereunder and shall be set at a level competitive with annual bonus opportunities of other chief executive officers at companies in the same or similar industries as the Company.  Notwithstanding any provision to the contrary, any grant of bonuses and any determination of whether the applicable bonus goals have been achieved shall be made subject to the sole and absolute discretion of the Board and/or the Compensation Committee, as applicable.

5.Equity Compensation

Employee shall be eligible to receive equity awards under the Company's equity plan as then in effect, as the same may be amended from time to time, with the amount, terms and conditions of such equity awards to be determined by the Compensation Committee (or a subcommittee thereof) in its sole discretion.  Any such equity awards shall be intended to be competitive in amount and form as equity awards granted to other chief executive officers at companies in the same or similar industries as the Company.

6.Reimbursement of Expenses

The Company will reimburse Employee for reasonable out-of-pocket expenses incurred on behalf of Employee in connection with the performance of services hereunder by Employee, in each case subject to and consistent with Company policy.

7.Termination of Employment

(a)Termination in General

The Service Period shall terminate on the first to occur of (i) the scheduled expiration date of the then-current Service Period, assuming notice of non-renewal by one of the Parties was provided in accordance with Section 1 above, (ii) Employee's death or Disability (as defined below), (iii) termination of the Service Period by Employee with or without Good Reason (as defined below) or (iv) termination of the Service Period by the Company (or a Successor Employer, as defined below) with or without Cause (as defined below).  Notwithstanding

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anything herein to the contrary, in the event the Service Period terminates for any reason, Employee will be entitled to receive the Accrued Obligations (as defined below).

(b)Termination by the Company for Cause

If the Company terminates the Service Period for Cause, Employee will be entitled to:

(i)           receive all of the accrued but unpaid compensation pursuant to Section 3 hereof as of the Termination Date,

(ii)           receive all earned but unpaid Annual Bonus that Employee is eligible to receive pursuant to Section 4 hereof,

(iii)            receive all of Employee's unreimbursed expenses as of the Termination Date, incurred in accordance with Section 6 hereof, and

(iv)           retain all then vested stock options and any other vested equity awards.

The amounts and the provisions specified in clauses (i) through (iv) above are collectively referred to herein as the "Accrued Obligations."  The payments under clauses (i) through (iii) shall be made to Employee on the Termination Date or as soon as administratively practicable thereafter, but, in any event, no later than the close of the calendar year in which such Termination Date occurs or (if later) the 15th day of the third calendar month following such Termination Date.  Vested stock options shall remain exercisable by Employee under this Section 7(b) until the earlier of (A) 30 days from the Termination Date and (B) the latest date upon which such stock options expire by their original terms under any circumstances.

(c)Termination by Employee Without Good Reason

If Employee terminates the Service Period for reasons other than Good Reason, Employee will be entitled to receive payment of the Accrued Obligations.  Payments under this Section 7(c) shall be made to Employee on the Termination Date or as soon as administratively practicable thereafter, but, in any event, no later than the close of the calendar year in which such Termination Date occurs or (if later) the 15th day of the third calendar month following such Termination Date.  Vested stock options shall remain exercisable by Employee under this Section 7(c) until the earlier of (A) three months from the Termination Date and (B) the latest date upon which such stock options expire by their original terms under any circumstances.

(d)Termination as a Consequence of Employee's Death or Disability

If the then-current Service Period is terminated prior to the scheduled expiration date thereof as a consequence of Employee's death or Disability (as defined below), Employee will be entitled to receive:

(i)            the Accrued Obligations and

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(ii)           the Annual Bonus that Employee otherwise would have earned for such year had he continued in the Company's service through December 31 of that year, pro-rated, on a per diem basis, to reflect Employee's actual length of service during the year of termination.

The payments under clause (i) shall be made to Employee (or his estate) on the Termination Date or as soon as administratively practicable thereafter, but, in any event, no later than the close of the calendar year in which such Termination Date occurs or (if later) the 15th day of the third calendar month following such Termination Date.  The payments under clause (ii) shall be made to Employee at the time such amounts would have been paid pursuant to Section 4 of this Agreement had Employee remained an employee of the Company through December 31 of the year in which his employment terminated.  In no event shall any payments under clause (ii) be made prior to the effective date of the release described in Section 7(f).

(e)Termination by the Company Without Cause or Termination by Employee for Good Reason

If the then-current Service Period is terminated by the Company (or a Successor Employer thereto, as defined below) prior to the scheduled expiration date thereof for reasons other than for Cause (and other than due to Employee's death or Disability), or by Employee for Good Reason, Employee will be entitled to receive:

(i)            the Accrued Obligations,

(ii)            a lump sum payment equal to two and half times the sum of Employee's then (x) annual base salary and (y) target Annual Bonus amount, and

(iii)           100% vesting of Employee's then unvested stock options and any other then outstanding equity-based awards.  With respect to stock options, Employee shall have until the earlier of (A) 24 months from the Termination Date and (B) the latest date upon which such stock options expire by their original terms under any circumstances to exercise such stock options.

Payments under clauses (i) and (ii) shall be made to Employee on the Termination Date or as soon as administratively practicable thereafter, but, in any event, no later than the close of the calendar year in which such Termination Date occurs or (if later) the 15th day of the third calendar month following such Termination Date; provided, however, that in no event shall payments under clauses (ii) and (iii) be made prior to the effective date of the release described in Section 7(f).

 (f)           Release and Other Conditions

As a condition to receiving the payments and benefits under this Section 7 other than the Accrued Obligations, Employee (or, in the case of Employee's death, Employee's representative) shall execute (and not revoke within the applicable revocation period) a general release and waiver of all claims against the Company (which, in the case of Employee's death, also releases any claims by Employee's estate or survivors), which release and waiver shall be in a form

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acceptable to the Company and in substantially the form attached hereto as Exhibit A.  The Company (or any Successor Employer thereto) shall present Employee with the form of release and waiver no later than five business days after his Termination Date.  Employee must deliver the executed release and waiver to the Company (or any Successor Employer thereto) no later than the date specified by the Company (or any Successor Employer thereto) (which date will in no event be later than 21 days or 45 days, as applicable, after the date on which Employee is presented with the terms of the release and waiver).  In addition, payment of the amounts under this Section 7 is contingent on Employee's full and continued compliance with Section 8 of this Agreement.

(g)           Definitions

For purposes of this Agreement, the following definitions have the meanings below.  References to "Company" below include the surviving or successor employer thereto (the "Successor Employer") following consummation of a Change of Control.

(i)           "Cause" shall mean:

(A)           Employee's willful and repeated failure to comply with the lawful written directives of the Board;

(B)           any knowing, willful or intentional act of disloyalty or misconduct by Employee that is materially injurious to the property, operations, business or reputation of the Company, or Employee's conviction for, or plea of guilty or nolo contendere to, a felony or for or of a crime involving moral turpitude; or

(C)           Employee's material breach of this Agreement, provided that the Company has provided Employee with written notice of such material breach and Employee shall have failed to cure such breach within 30 business days after receipt by Employee of such written notice.

A determination that "Cause" exists shall be made by the Board, acting reasonably and in good faith; provided, however, that Employee has not waived his right to contest any such determination by the Company in accordance with the provisions of Section 21 below.

(ii)"Change of Control" shall be limited to the following events affecting the ownership or control of Emeritus:  (A) a merger or consolidation of Emeritus in which securities possessing more than fifty percent (50%) or more of the total combined voting power or total combined fair market value of Emeritus's outstanding securities are transferred to a "person" (as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act")) or "persons" different from the persons holding those securities immediately prior to such merger or consolidation, (B) any "person" (as defined in Sections 13(d) and 14(d) of the Exchange Act) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of either (1) 30% or more of the outstanding shares of common stock of Emeritus or (2) 30% (by right to vote or grant or withhold any approval) of the outstanding securities of any other class or classes which individually or together have the power to elect a majority of the members of the Board of Emeritus, (C) the sale, transfer or other disposition of

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all or substantially all of the assets of Emeritus; or (D) a change in the composition of the Board during any two-year period such that the individuals who, as of the beginning of such two-year period, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that for purposes of this definition, any individual who becomes a member of the Board subsequent to the beginning of the two-year period, whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least two-thirds of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; and provided further, however, that any such individual whose initial assumption of office occurs as a result of or in connection with an actual or threatened solicitation of proxies or consents by or on behalf of an entity (within the meaning of Section 13(d)(3) of the Exchange Act) other than the Board shall not be considered a member of the Incumbent Board.

         (iii)           "Disability" shall mean Employee's mental or physical disability for such period of time and under such circumstances as entitle Employee to receive disability benefits under the terms of the long-term disability insurance policy then maintained by the Company.  If the Company does not have a long-term disability insurance policy, Disability shall mean Employee shall be unable to perform substantially all of his duties under this Agreement due to accident or disability or physical or mental illness for a period in excess of 90 or more consecutive working days in any 12-month period, or 120 or more total working days in any 12-month period.

(iv)           "Good Reason" shall mean the occurrence of any of the following conditions without Employee's express, written consent:

(A)           a material diminution in either Employee's annual base salary or in his total compensation package (except for a diminution in connection with a general diminution for all executives of the Company and except for a diminution attributable to Employee's or Company's failure to meet applicable performance targets, goals or similar criteria);

(B)           a material diminution in Employee's authority, position, duties or responsibilities (and with respect to or in connection with a Change of Control, relative to Employee's authority, position, duties and responsibilities immediately prior to the Change of Control);

(C)           a material breach by the Company or a Successor Employer of this Agreement; or

(D)           any requirement by the Board of the Company or a Successor Employer that Employee relocate his principal place of work more than 50 miles from its location on the date hereof.

Notwithstanding the foregoing, termination of employment by Employee will not be for Good Reason unless (1) Employee notifies the Company in writing of the existence of the condition which Employee believes constitutes Good Reason within 90 days of the initial

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existence of such condition (which notice specifically identifies such condition), (2) the Company fails to remedy such condition within 30 days after the date on which it receives such notice (the "Remedial Period"), and (3) Employee actually terminates employment within 30 days after the expiration of the Remedial Period.

8.Confidential Information

Employee acknowledges that information obtained by him during the Service Period concerning the business or affairs of the Company ("Confidential Information") is the property of the Company.  Employee shall be prohibited at any time during or after the Service Period, without the prior written consent of the Board, from disclosing any Confidential Information to any unauthorized person or use for Employee's own account or for the account of any person other than the Company, except (a) to the extent necessary to comply with applicable laws, (b) to the extent necessary for Employee to render services hereunder, (c) to the extent that such information becomes generally known to and available for use by the public other than as a result of Employee's acts or failure to act, or (d) as reasonably necessary in order to attain legal or financial advice.  Upon termination of the Service Period or at the request of the Board at any time, Employee agrees to deliver to the Company all documents containing Confidential Information or relating to the business or affairs of the Company that Employee may then possess or have under his control.

9.Code Section 280G

(a)           Notwithstanding anything in this Agreement to the contrary, in the event that Employee becomes entitled to receive or receives any payment or benefit under this Agreement or under any other plan, agreement or arrangement with the Company, any person whose actions result in a Change of Control or any other person affiliated with the Company or such person (all such payments and benefits being referred to herein as the "Total Payments") and it is determined that any of the Total Payments will be subject to any excise tax pursuant to Code Section 4999 or any similar or successor provision (the "Excise Tax"), the Company shall pay to Employee either (i) the full amount of the Total Payments or (ii) an amount equal to the Total Payments, reduced by the minimum amount necessary to prevent any portion of the Total Payments from being an "excess parachute payment" (within the meaning of Code Section 280G) (the "Capped Payments"), whichever of the foregoing amounts results in the receipt by Employee, on an after-tax basis, of the greatest amount of Total Payments notwithstanding that all or some portion of the Total Payments may be subject to the Excise Tax.  For purposes of determining whether Employee would receive a greater after-tax benefit from the Capped Payments than from receipt of the full amount of the Total Payments, (A) there shall be taken into account any Excise Tax and all applicable federal, state and local taxes required to be paid by Employee in respect of the receipt of such payments and (B) such payments shall be deemed to be subject to federal income taxes at the highest rate of federal income taxation applicable to individuals that is in effect for the calendar year in which the effective date of the Change of Control occurs, and state and local income taxes at the highest rate of taxation applicable to individuals in the state and locality of Employee's residence on the effective date of the Change of Control, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes (as determined by assuming that such deduction is subject

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to the maximum limitation applicable to itemized deductions under Code Section 68 and any other limitations applicable to the deduction of state and local income taxes under the Code).

(b)           All computations and determinations called for by this Section 9 shall be made by a reputable independent public accounting firm or independent tax counsel appointed by the Company (the "Firm").  All determinations made by the Firm under this Section 9 shall be conclusive and binding on both the Company and Employee, and the Firm shall provide its determinations and any supporting calculations to the Company and Employee within ten business days after Employee's employment terminates under any of the circumstances described in Section 7, or such earlier time as is requested by the Company.  For purposes of making its determinations under this Section 9, the Firm may rely on reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999. The Company and Employee shall furnish to the Firm such information and documents as the Firm may reasonably request in making its determinations. The Company shall bear all fees and expenses charged by the Firm in connection with its services.

(c)           In the event that Section 9(a) hereof applies and a reduction is required to be applied to the Total Payments thereunder, the Total Payments shall be reduced by the Company in its reasonable discretion in the following order: (i) reduction of any Total Payments that are subject to Code Section 409A on a pro-rata basis or such other manner that complies with Code Section 409A, as determined by the Company, and (ii) reduction of any Total Payments that are exempt from Code Section 409A.

10.D&O Insurance

The Company will maintain at all times during the Service Period officer and director liability insurance coverage for Employee, in the same aggregate amount and under the same terms as are maintained for the Company's senior officers and directors, and will otherwise indemnify Employee and hold him harmless (except for Employee's gross negligence and/or willful misconduct) to the fullest extent permitted by Washington law for all losses and expenses incurred by him as a result of any suits or proceedings relating to Employee's rendering services to the Company hereunder.

11.Recoupment

Employee acknowledges that he will be subject to any recoupment policies adopted by the Company pursuant to the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act or other law or the listing requirements of any national securities exchange on which the common stock of the Company is listed.  In the event of any conflict between the terms of this Agreement and the terms of any such recoupment policy required by law, the terms of the recoupment policy shall govern.

12.Code Section 409A

The parties intend that this Agreement and the payments and benefits provided hereunder, including, without limitation, those provided pursuant to Section 7 hereof, be exempt from the requirements of Code Section 409A to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4),

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the involuntary separation pay plan exception described in Treasury Regulation Section 1.409A-1(b)(9)(iii), or otherwise.  To the extent Code Section 409A is applicable to this Agreement, the parties intend that this Agreement and any payments and benefits hereunder comply with the deferral, payout and other limitations and restrictions imposed under Code Section 409A.  Notwithstanding anything herein to the contrary, this Agreement shall be interpreted, operated and administered in a manner consistent with such intentions; provided, however, that nothing herein shall be construed as guarantying Employee a particular tax result whether under Code Section 409A or any other provision of the Code (or the regulations and other guidance thereunder).  Without limiting the generality of the foregoing, and notwithstanding any other provision of this Agreement to the contrary:

 (a)           To the extent Code Section 409A is applicable to this Agreement, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment (or termination of the Service Period) unless such termination constitutes a "separation from service" within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder (a "Separation from Service"), and, for purposes of any such provision of this Agreement, references to "terminate," "termination," "termination of employment," "resigns" and like terms shall mean Separation from Service.

(b)           If Employee is a "specified employee" within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of Employee's Separation from Service, Employee shall not be entitled to any payment or benefit on account of Employee's Separation from Service, until the earlier of (i) the date which is six months after Employee's Separation from Service for any reason other than death or (ii) the date of Employee's death.  The provisions of this paragraph shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Code Section 409A on Employee.  Any amounts otherwise payable to Employee upon or in the six month period following Employee's Separation from Service that are not so paid by reason of this Section 12(b) shall be paid (without interest) as soon as practicable (and in any event within 30 days) after the date that is six months after Employee's Separation from Service (or, if earlier, as soon as practicable, and in any event within 30 days, after the date of Employee's death).

(c)           With regard to any provision in this Agreement, including, without limitation, Section 6 hereof, that provides for reimbursement of expenses or in-kind benefits, except for any expense, reimbursement or in-kind benefit provided pursuant to this Agreement that does not constitute a "deferral of compensation," within the meaning of Treasury Regulation Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Treasury Regulation Section 1.409A-1(b)(9)(iii), as determined by the Company in its reasonable good faith discretion), (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and (iii) such payments shall be made on or before the last day of Employee's taxable year following the taxable year in which the expense occurred.

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13.           No Duty to Mitigate

The Company shall not be entitled to set off any of the following amounts against the payments or benefits to which the Employee may become entitled under this Agreement:  (i) any amounts which the Employee may subsequently earn through other employment or service following his Termination Date with the Company or (ii) any amounts which the Employee might have potentially earned in other employment or service had he sought such other employment or service.

14.Prior Agreements

This Agreement embodies the complete agreement and understanding between the Parties with respect to the subject matter hereof and supersedes any and all prior agreements, arrangements or understandings, written or oral, between the Parties with respect to such subject matter, including the Prior Employment Agreement.  This Agreement may be amended or modified, and the terms hereof may be waived, only in writing duly executed and delivered by Employee and Emeritus.

15.Employment Taxes

All payments made pursuant to this Agreement will be subject to withholding of all applicable income, employment and other taxes.  Employee understands that all incentive stock options he holds as of the Effective Date shall be treated as nonqualified stock options for federal income tax purpose on and after the Effective Date as a result of the post-termination exercise periods set forth in Sections 7(b) and 7(e) of this Agreement.

16.Survival

The provisions of Sections 4 through 21 will survive any termination of this Agreement.

17.Governing Law

All questions concerning the construction, validity and interpretation of this Agreement shall be governed by the laws of the State of Washington, without regard to any rules governing conflicts of laws.

18.Notices

Any notices, consents or other communication required hereunder shall be in writing and shall be sufficiently given only if sent by overnight courier (such as Federal Express) or by registered or certified mail (return receipt requested), postage prepaid, or by facsimile or by e-mail addressed as follows (or to such other address or addresses as may hereafter be furnished in writing by notices similarly given by one Party to the other):

To the Company or the Board:

Emeritus Corporation

3131 Elliott Avenue, Suite 500

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Seattle, Washington 98121

Attn:  Chairman of the Compensation Committee

To Employee:

To Employee's home address last communicated to the Company in writing.

19.Counterparts

This Agreement may be executed in two or more original counterparts, each of which shall constitute one and the same instrument.  Only one such counterpart signed by the Party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.  Signatures may be exchanged by telecopy, with original signatures to follow.  Each party to this Agreement agrees to be bound by its/his own telecopied signature and to accept the telecopied signature of the other Party to this Agreement.

20.Severability

The various provisions of this Agreement are severable from each other and from the rest of this Agreement, and, in the event any part of this Agreement is held to be invalid or unenforceable by a court or otherwise, the remainder of this Agreement shall be fully effective, operative and enforceable.

21.Disputes; Attorneys' Fees

Except as otherwise provided in the last sentence hereof, the Parties agree that any claim, controversy or dispute arising out of, in connection with, related to or regarding the subject matter hereof ("Dispute(s)") shall be resolved by arbitration ("Arbitration") conducted by a single arbitrator engaged in the practice of law (the "Arbitrator") under the Employment Arbitration Rules (the "EAR") of the American Arbitration Association ("AAA").  The Federal Arbitration Act, 9 U.S.C., Sections 1-16, not state law, shall govern all Arbitration proceedings instituted hereunder.  The Arbitrator's award or ruling with respect to any Dispute shall be final, binding and nonappealable and may be entered in any court having jurisdiction thereof.  Each Party shall bear its own costs and attorneys' fees of the Arbitration proceeding; provided, however, that, in addition to any damages awarded by the Arbitrator, the substantially prevailing Party in the Dispute (as determined by the Arbitrator) shall be entitled to receive from the other Party its/his reasonable attorneys' fees and out-of-pocket costs.  The laws of the State of Washington shall govern the construction and interpretation of this Agreement, and any Arbitration hereunder shall be conducted in Seattle, Washington.  It is expressly agreed that a Party may seek injunctive relief in the case of any dispute in Arbitration or in an appropriate court of law or equity, at the sole discretion of such Party.

22.Assignment

Except as herein expressly provided, the respective rights and obligations of Employee and the Company under this Agreement shall not be assignable by either party without the written consent of the other party and shall, subject to the foregoing, inure to the benefit of and

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be binding upon Employee and the Company and their permitted successors or assigns.  Nothing herein expressed or implied is intended to confer on any person other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement.

23.Waiver

No provision hereof shall be deemed waived and no breach excused, unless such waiver or consent excusing the breach is made in writing and signed by the party to be charged with such waiver or consent.  A waiver by a party of any provision of this Agreement shall not be construed as a waiver of a further breach of the same provision.

[Signature Pages to Follow]

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IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first set forth above.

EMERITUS:
EMERITUS CORPORATION By: /s/ Robert Marks Name: Robert Marks Title: Chair, Compensation Committee

EMPLOYEE:
By: /s/ Granger Cobb Name: Granger Cobb

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EXHIBIT A

FORM OF RELEASE

In consideration for the payments and benefits to be provided pursuant to Section 7 of the Amended and Restated Employment Agreement ("Agreement") entered into by and between Granger Cobb ("Employee") and Emeritus Corporation, a Washington corporation (the "Company"), with an effective date of January 1, 2012, Employee agrees to the following:

(a)           Employee represents that Employee has not filed any complaints, charges or lawsuits against the Company with any governmental agency or any court.

(b)           Employee expressly waives all claims against the Company and releases the Company, and any of the Company's past, present or future parent, affiliated, related, and/or subsidiary entities, and all of the past and present directors, shareholders, officers, general or limited partners, employees, agents, and attorneys, and agents and representatives of such entities, and employee benefit plans in which Employee is or has been a participant by virtue of his or her employment with the Company (collectively, the "Releasees"), from any claims that Employee may have against the Company or the Releasees. It is understood that this release includes, but is not limited to, any claims arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever, (1) Employee's employment with the Company or its subsidiaries or the termination thereof or (2) Employee's status at any time as a holder of any securities of the Company, including any claims for wages, stock or stock options, employment benefits or damages of any kind whatsoever arising out of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, any legal restriction on the Company's right to terminate employment, or any federal, state or other governmental statute or ordinance, including, without limitation, the Employee Retirement Income Security Act of 1974, Title VII of the Civil Rights Act of 1964, the federal Age Discrimination in Employment Act, the Americans With Disabilities Act, the Family and Medical Leave Act, the Washington Law Against Discrimination Act, the Washington Family and Parental Leave Act, or any other legal limitation on the employment relationship (the "Release"); provided, however, notwithstanding anything to the contrary set forth herein, that this Release shall not extend to (i) benefit claims under employee pension benefit plans in which Employee is a participant by virtue of Employee's employment with the Company or its subsidiaries or to benefit claims under employee welfare benefit plans for occurrences (e.g., medical care, death, or onset of disability) arising after the execution of this Release by Employee, (ii) Employee's rights to severance pay and benefits under the Agreement, (iii) any claims Employee may have for indemnification pursuant to law, contract or Company policy, (iv) any claims for coverage under any applicable directors' and officers' insurance policy in accordance with the terms of such policy, or (v) any claims arising from events that occur after the date Employee signs this Release.

Employee understands that this Release includes a release of claims arising under the Age Discrimination in Employment Act (ADEA). Employee understands and warrants that Employee has been given a period of twenty-one (21) days to review and consider this Release

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or forty-five (45) days if Employee's termination is part of a group reduction in force. Employee further warrants that Employee understands that Employee has a period of seven days (7) after execution of this Release to revoke the release by notice in writing to the Company.

EMPLOYEE ACKNOWLEDGES ALL OF THE FOLLOWING:

(A)           I HAVE CAREFULLY READ AND HAVE VOLUNTARILY SIGNED THIS RELEASE;

(B)           I FULLY UNDERSTAND THE FINAL AND BINDING EFFECT OF THIS RELEASE, INCLUDING THE WAIVER OF CLAIMS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT; AND

(C)           PRIOR TO SIGNING THIS RELEASE, I HAVE BEEN ADVISED OF MY RIGHT TO CONSULT, AND HAVE BEEN GIVEN ADEQUATE TIME TO REVIEW MY LEGAL RIGHTS WITH AN ATTORNEY OF MY CHOICE.

 /s/  Granger Cobb
Signature

Granger Cobb
Printed Name

12/28/11
Date

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